Freeport-McMoRan Announces
Agreement to Sell Portion of Cobalt Business

PHOENIX, AZ, May 23, 2019 –– Freeport-McMoRan Inc. (NYSE: FCX) announced today an agreement to sell its cobalt refinery in Kokkola, Finland and related cobalt cathode precursor business to Umicore for total consideration of approximately $150 million, plus working capital at the time of close.
Under the terms of the agreement, FCX will separate its cobalt business prior to completing the transaction. Umicore will acquire the refinery and cathode precursor business, which represents approximately 60 percent of the refinery’s historical revenues. FCX and its partners will retain Freeport Cobalt’s remaining cobalt business with operations in Kokkola, Finland and with sales offices in the U.S., Europe and Asia. The retained cobalt business is a leading global producer of cobalt fine powders, chemicals, catalyst, ceramics and pigments.
The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close by year-end 2019. Lundin Mining Corporation (TSX: LUN) is entitled to receive 30 percent of the proceeds of the transaction.
The first-quarter 2019 earnings and cash flow contribution from the assets being sold was insignificant to FCX. FCX expects to record a gain on the transaction.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in the North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."
Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as expectations related to the completion of the pending transaction. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the ability of the parties to satisfy closing conditions and consummate the pending transaction and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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